QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(J)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

FRENCH VERSION

    If you previously elected to reject MIPS Technologies, Inc.'s Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Human Resources, Attention Trish Leeper of MIPS Technologies, Inc. ("MIPS"), before 5:00 p.m., Pacific Standard Time, on November 15, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to Human Resources, Attention Trish Leeper at MIPS' corporate headquarters in Mountain View, California or facsimile to (650) 567-5154. Notices returned via e-mail or facsimile also will be accepted, provided originals are received by November 22, 2001. Please e-mail your Notice to trish@mips.com. If you have questions regarding the process for returning this Notice, please contact Human Resources, Attention Trish Leeper via email at trish@mips.com or by telephone at (650) 567-5075.

To MIPS:

    I previously received a copy of the Offer to Exchange (dated October 18, 2001), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject MIPS' Offer to Exchange. I now wish to change that election, and accept MIPS' Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both to Human Resources, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

    I also understand that the replacement options will be pursuant to the MIPS French Stock Option subplan and that the applicable hold period specified in that plan will apply to the replacement options.

    I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Human Resources before 5:00 p.m., Pacific Standard Time, on November 15, 2001, or if MIPS extends the deadline to exchange options, before the extended expiration of the Offer.

    I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

    I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Optionee Signature		Date:
Name:	(Please print)
MIPS hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on MIPS' successors, assigns and legal representatives:
MIPS TECHNOLOGIES, INC.
By:		Date:
Title:

QuickLinks

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT